FEDNAT HOLDING COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Sunrise, Florida, March 3, 2022 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three and twelve months ended December 31, 2021.

Q4 2021 highlights (as measured against the same three-month period last year, except where noted):
•Net loss of $8.6 million or $0.49 per diluted share as compared to net loss of $38.1 million or $2.77 per diluted share.
•Adjusted operating loss of $7.3 million or $0.42 per diluted share as compared to adjusted operating loss of $32.0 million or $2.33 per diluted share.
•Loss before income taxes of $9.9 million as compared to $47.6 million
•$8.1 million or $0.46 per diluted share of claims from severe weather events, net of recoveries and fee income, primarily impacting Florida, Texas and Louisiana, as previously disclosed.
•$4.4 million of reserve strengthening, net of reinsurance recoveries and fee income, related to prior accident quarters, as previously disclosed.
•Gross attritional loss ratio for current quarter of 29.5% as compared to 35.7% in the fourth quarter of 2020, demonstrating tangible progress from past rate actions.
•22.7% decrease in Florida homeowners in-force policies to approximately 160,000, reflecting continued execution of our strategy to limit exposure in Florida until rates more accurately reflect increased costs of claims and reinsurance.
•22.1% decrease in non-Florida homeowners in-force policies to approximately 120,000, in-line with our strategy to refocus operations on the Florida market and exit non-Florida markets, including non-renewal of FedNat Insurance Company's (FNIC) non-Florida business and runoff of Maison Insurance Company (Maison).
•Non-insurance company liquidity of $40 million at December 31, 2021.
•Book value per share of $3.40 at December 31, 2021.

Michael H. Braun, FedNat's Chief Executive Officer, said “The strategic shift that FedNat announced in November to refocus on the Florida homeowners market is proceeding as planned with the orderly runoff of Maison’s insurance operations and the non-renewal and transfer of FNIC’s non-Florida business. We expect the runoff of Maison’s business to be substantially completed by the end of 2022 and the non-renewal and transfer of FNIC’s non-Florida business to be substantially finished by the second quarter of 2023. Upon completion of the transition, we expect FedNat to be a financially stronger company, with less volatility, that will be rightsized to our current capital and surplus position, with approximately $450 million of in-force premium exclusively in Florida and approximately $113 million in surplus. The benefits of the transition have already begun to materialize and the pace of runoff will accelerate further during the second quarter of 2022.”

Mr. Braun added, “We continue to see positive trends in our Florida homeowners business resulting from the dramatic actions we’ve taken over the past five years to shrink our Florida book and increase rates to more accurately reflect the higher costs of doing business. Our Florida book has declined by over 40% from 272,000 policies-in-force in 2017 to 160,000 at the end of 2021. In that same time period, we have increased FNIC’s rates in Florida by approximately 70%, cumulatively, restoring rate adequacy and resulting in improved attritional loss ratios in FNIC’s Florida book in the fourth quarter. With approved and continued pending rate increases in Florida rolling into our book, we continue to expect FedNat to achieve ex-catastrophe earnings improvement in 2022.”

Revenues

•Total revenue decreased $17.8 million, or 21.0%, to $67.0 million for the three months ended December 31, 2021, compared with $84.8 million for the three months ended December 31, 2020. The decrease was driven by lower gross premiums earned and net realized and unrealized gains, which are discussed in further detail below.
•Gross written premiums decreased $11.1 million, or 6.6%, to $157.3 million in the quarter, compared with $168.4 million for the same three-month period last year, driven by our decision to refocus on Florida and runoff our non-Florida books of business, partially offset by rate actions that we have taken across our insurance subsidiaries. Gross premiums written in Florida increased 2.9% despite the reduction in policies-in-force, indicating greater prospective rate adequacy in the Florida book of business.
•Gross premiums earned decreased $9.0 million, or 4.9%, to $173.0 million for the three months ended December 31, 2021, as compared to $182.0 million for the three months ended December 31, 2020, driven by the strategic exposure management efforts discussed earlier.
•Ceded premiums remained relatively flat at $118.8 million in the quarter, as compared to the same three-month period last year. There was approximately $10 million of higher quota-share ceded premium: $9 million related to new and incremental quota-share treaties for FNIC's Florida book of business and $1 million related to the 80% quota-share treaty for FNIC's non-Florida book of business. Additionally, there was approximately $10 million lower catastrophe reinsurance spend, driven by purchases of supplemental coverage in 2020 to backfill gaps in coverage stemming from the non-cascading portion of our reinsurance tower, following the multiple retention catastrophe events that occurred in the second half of 2020. This decrease to catastrophe reinsurance spend was partially offset by higher rate-on-line prices in the 2021-2022 catastrophe excess of loss reinsurance program.
•Net realized and unrealized gains decreased $9.1 million, to less than $0.1 million for the three months ended December 31, 2021, compared to $9.2 million in the prior year period.

Expenses

•Losses and LAE decreased $30.9 million, or 39.3%, to $47.7 million for the three months ended December 31, 2021, compared with $78.6 million for the same three-month period last year. The net loss ratio decreased 36.3 percentage points, to 88.0% in the current quarter, compared to 124.3% in the fourth quarter of 2020. The lower ratio was the result of lower current accident year attritional losses as a result of our exposure reduction and rate increases taken over the last year, and lower catastrophe net losses as compared to the prior year period. During the current quarter of 2021, net losses were driven by $8.1 million of net catastrophe losses, net of reinsurance and claims handling fee income, and prior accident quarter reserve strengthening of $7.6 million, offset by lower attritional losses in the quarter. The $7.6 million reserve strengthening is partially offset by a $4.4 million benefit from lower reinstatement premiums, which are presented in ceded premiums within net premiums earned. The fourth quarter of 2020 net losses were driven by net catastrophe losses of $27.9 million, related to losses from Hurricanes Delta, Zeta and Eta, as well as prior period reserve strengthening of $11.5 million.
•Commissions and other underwriting expenses decreased $14.9 million, or 43.7%, to $19.2 million for the three months ended December 31, 2021, compared with $34.1 million for the three months ended December 31, 2020. The net expense ratio decreased 16.3 percentage points, to 47.5% in the current quarter, as compared to 63.8% in the fourth quarter of 2020. The decrease was primarily driven by higher ceding commissions as a result of the incremental quota share treaties in FNIC's Florida and non-Florida book of business, in the current quarter, as compared to the prior year period, as discussed above. In addition, when comparing these periods, this decrease was also driven by elevated other underwriting expenses in the fourth quarter of 2020 stemming from FNIC's non-Florida business.
•For the three months ended December 31, 2021, the Company recorded a non-cash impairment charge of $1.3 million of identifiable intangible assets from the Maison acquisition. As of December 31, 2021, there are no other intangible assets on the Company's balance sheet related to the Maison acquisition.

2021 vs. 2020 Full Year Results

•The Company reported net income (loss) of $(103.1) million, or $(6.18) per diluted share, for 2021 as compared to net income (loss) of $(78.2) million, or $(5.64) per diluted share, for 2020. The larger loss in 2021 was primarily the result of higher reinsurance costs and the lack of any income tax benefits in 2021. In 2020, we recorded $33.5 million of income tax benefit related to carrying back net operating loss to prior years, as previously disclosed. There was no such income tax benefit this year, as we had fully exhausted our ability to carry back any net operating losses into prior years. Catastrophe weather events and related impacts were the primary driver of losses in both years. These catastrophe losses represented an unprecedented level of activity in the two-year period, including winter storm Uri in 2021, which drove $27 million of net retained losses, partially due to gaps in excess-of loss reinsurance coverage stemming from the non-cascading portions of the tower following the multiple hurricanes during the second half of 2020, and due to the loss cap in the non-Florida quota-share treaty in place during 2021. Additionally, in 2021 we incurred approximately $25 million of reinstatement premiums and additional back-up purchases primarily related to the impacts from the six retention catastrophe events during the 2020/2021 treaty year.

Non-GAAP Performance Measures

Non-U.S. generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Merger and acquisition, integration and other strategic costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 11:00 AM (ET) Friday, March 4, 2022. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 6628816

A live webcast of the call will be available online via the “Presentations and Events” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investor-relations/investor-presentations/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

FedNat Holding Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through its wholly owned subsidiaries FedNat Insurance Company and Monarch National Insurance Company, is focused on providing homeowners insurance in Florida. More information is available at https://www.fednat.com/investor-relations/.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs, terms and availability, and the ability of reinsurers to indemnify the Company; our ability to raise additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases or rate increases already in use, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services and debt rating agencies; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2021	2020	% Change	2021	2020	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$(8,569)	$(38,067)	(77.5)%	$(103,100)	$(78,158)	31.9%
Adjusted operating income (loss)	(7,346)	(31,978)	(77.0)%	(103,262)	(77,281)	33.6%

Per Common Share
Net income (loss) - diluted	$(0.49)	$(2.77)	(82.3)%	$(6.18)	$(5.64)	9.5%
Adjusted operating income (loss) - diluted	(0.42)	(2.33)	(81.9)%	(6.19)	(5.58)	10.9%
Dividends declared	—	0.09	(100.0)%	—	0.36	(100.0)%
Book value	3.40	11.53	(70.5)%	3.40	11.53	(70.5)%
Book value, excluding AOCI	3.46	10.70	(67.6)%	3.46	10.70	(67.6)%

Return to Shareholders
Repurchases of common stock	$—	$—	NCM	$—	$10,000	(100.0)%
Dividends declared	—	1,258	(100.0)%	—	5,077	(100.0)%
	$—	$1,258	(100.0)%	$—	$15,077	(100.0)%

Revenue
Total revenues	$67,039	$84,829	(21.0)%	$245,549	$431,863	(43.1)%
Adjusted operating revenues	66,971	75,679	(11.5)%	243,957	413,831	(41.0)%
Gross premiums written	157,282	168,393	(6.6)%	684,777	726,885	(5.8)%
Gross premiums earned	172,972	181,979	(4.9)%	708,820	720,967	(1.7)%
Net premiums earned	54,148	63,200	(14.3)%	183,303	364,134	(49.7)%

Ratios to Net Premiums Earned
Net loss ratio	88.0%	124.3%		127.0%	103.4%
Net expense ratio	47.5%	63.8%		57.6%	40.5%
Combined ratio	135.5%	188.1%		184.6%	143.9%

In-Force Homeowners Policies
Florida	160,000	207,000	(22.7)%	160,000	207,000	(22.7)%
Non-Florida	120,000	154,000	(22.1)%	120,000	154,000	(22.1)%
	280,000	361,000	(22.4)%	280,000	361,000	(22.4)%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenues:
Net premiums earned	$54,148	$63,200	$183,303	$364,134
Net investment income	1,678	2,149	6,770	11,786
Net realized and unrealized gains (losses)	68	9,150	11,017	18,032
Direct written policy fees	3,321	3,308	13,051	13,970
Other income	7,824	7,022	31,408	23,941
Total revenues	67,039	84,829	245,549	431,863

Costs and expenses:
Losses and loss adjustment expenses	47,670	78,587	232,760	376,449
Commissions and other underwriting expenses	19,203	34,083	81,180	124,288
General and administrative expenses	6,501	6,179	24,355	23,420
Interest expense	2,307	1,916	8,758	7,661
Impairment of intangibles	1,280	11,699	1,280	11,699
Total costs and expenses	76,961	132,464	348,333	543,517

Income (loss) before income taxes	(9,922)	(47,635)	(102,784)	(111,654)
Income tax expense (benefit)	(1,353)	(9,568)	316	(33,496)
Net income (loss)	$(8,569)	$(38,067)	$(103,100)	$(78,158)

Net Income (Loss) Per Common Share
Basic	$(0.49)	$(2.77)	$(6.18)	$(5.64)
Diluted	(0.49)	(2.77)	(6.18)	(5.64)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	17,447	13,718	16,675	13,846
Diluted	17,447	13,718	16,675	13,846

Dividends Declared Per Common Share	$—	$0.09	$—	$0.36

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Gross premiums written:
Homeowners Florida	$107,826	$104,777	$428,439	$444,576
Homeowners non-Florida	45,130	59,637	235,278	263,534
Federal flood	4,430	4,055	21,304	19,022
Non-core	(104)	(76)	(244)	(247)
Total gross premiums written	$157,282	$168,393	$684,777	$726,885

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Gross premiums earned:
Homeowners Florida	$107,164	$112,274	$434,120	$459,511
Homeowners non-Florida	60,580	65,121	254,740	244,192
Federal flood	5,332	4,660	20,204	17,511
Non-core	(104)	(76)	(244)	(247)
Total gross premiums earned	$172,972	$181,979	$708,820	$720,967

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Net premiums earned:
Homeowners Florida	$37,774	$39,940	$117,641	$230,567
Homeowners non-Florida	16,478	23,336	65,906	133,814
Non-core	(104)	(76)	(244)	(247)
Total net premiums earned	$54,148	$63,200	$183,303	$364,134

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$10,854	$12,862	$47,817	$54,043
All others	12,354	11,595	48,672	49,384
Ceding commissions	(21,099)	(13,174)	(77,090)	(27,143)
Total commissions	2,109	11,283	19,399	76,284

Fees	1,528	1,385	5,367	5,079
Salaries and wages	4,137	3,723	13,896	13,791
Other underwriting expenses	11,429	17,692	42,518	29,134
Total commissions and other underwriting expenses	$19,203	$34,083	$81,180	$124,288

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020

Net loss ratio	88.0%	124.3%	127.0%	103.4%
Net expense ratio	47.5%	63.8%	57.6%	40.5%
Combined ratio	135.5%	188.1%	184.6%	143.9%
Gross loss ratio	84.2%	150.6%	180.3%	144.2%
Gross expense ratio	27.1%	29.4%	25.8%	24.3%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	December 31,
	2021	2020
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value (amortized cost of $324,861 and $473,126, respectively)	$327,532	$488,210
Equity securities, at fair value	5,905	3,157
Total investments	333,437	491,367
Cash and cash equivalents	83,526	102,367
Prepaid reinsurance premiums	242,537	278,272
Premiums receivable, net of allowance of $125 and $233, respectively	41,174	50,803
Reinsurance recoverable, net of allowance of $249 and $65, respectively	613,203	413,026
Deferred acquisition costs, net	18,829	25,405
Current and deferred income taxes, net	30,014	35,035
Other assets	49,950	32,262
Total assets	$1,412,670	$1,428,537

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$739,135	$540,367
Unearned premiums	342,747	366,789
Reinsurance payable and funds withheld liabilities	102,748	202,827
Long-term debt, net of deferred financing costs of $2,195 and $1,317, respectively	118,805	98,683
Deferred revenue	5,240	7,187
Other liabilities	44,609	54,524
Total liabilities	1,353,284	1,270,377
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 50,000,000 shares authorized; 17,446,930 and 13,717,908 shares issued and outstanding, respectively	174	137
Additional paid-in capital	186,007	169,298
Accumulated other comprehensive income (loss)	(1,034)	11,386
Retained earnings (deficit)	(125,761)	(22,661)
Total shareholders’ equity	59,386	158,160
Total liabilities and shareholders' equity	$1,412,670	$1,428,537

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue
Total revenues	$67,039	$84,829	$245,549	$431,863
Less:
Net realized and unrealized investment gains (losses)	68	9,150	1,592	18,032
Adjusted operating revenues	$66,971	$75,679	$243,957	$413,831

Net Income (Loss)
Net income (loss)	$(8,569)	$(38,067)	$(103,100)	$(78,158)
Less:
Net realized and unrealized investment gains (losses)	68	5,481	1,592	10,801
Acquisition and strategic costs	14	(130)	(12)	(171)
Amortization of identifiable intangibles	(25)	(23)	(138)	(90)
Impairment of intangibles	(1,280)	(11,417)	(1,280)	(11,417)
Adjusted operating income (loss)	$(7,346)	$(31,978)	$(103,262)	$(77,281)

Income tax rate assumed for reconciling items above	—%	40.10%	—%	40.10%

Per Common Share
Book value	$3.40	$11.53	$3.40	$11.53
Less:
AOCI	(0.06)	0.83	(0.06)	0.83
Book value, excluding AOCI	$3.46	$10.70	$3.46	$10.70